URGENT
                                 SECOND MAILING

                                  AmREIT, Inc.


July 3, 2002


Dear Shareholder,

Our records indicate that you have not voted your shares of common stock regarding the proposed merger transaction between AmREIT, Inc and three of its affiliated public partnerships. This is the equivalent to voting against the proposed transaction.

Your independent board of directors have voted in favor of this transaction, and recommend a vote of YES. Additionally, the proposed transaction will:

1. Increase funds from operations, which should increase your quarterly dividend distribution; 2. Allow you to "cash out" or sell your AmREIT shares more easily if we take this step; and 3. Increase the diversification of tenants and location in our portfolio.

All of the risks and benefits of the merger are specifically discussed in the Joint Proxy and Consent Solicitation Statement and Prospectus, which was previously mailed to you on May 14, 2002. If you have lost or misplaced your Joint Proxy and Consent Solicitation Statement and Prospectus, please call Chad
C. Braun, Executive Vice President at 800-888-4400, ext. 24 to receive a duplicate copy.

As you know, it is very time consuming and costly to continue to solicit your vote. Please vote TODAY.

Sincerely,

[GRAPHIC OMITTED][GRAPHIC OMITTED]

H. Kerr Taylor
President of the General Partner